Exhibit 10.15

SECOND AMENDMENT TO MULTI-TENANT SPACE LEASE

This Second Amendment To Multi-Tenant Space Lease (this "Second Amendment"), dated as of January 29, 2026 (the “Reference Date”), is made and entered into by and between Deerfield Campbell LLC, a California limited liability company ("Landlord"), and Sight Sciences, Inc., a Delaware corporation ("Tenant"), with reference to those matters set forth hereinafter.

RECITALS

A.
WHEREAS, Landlord and Tenant are parties to that certain Multi-Tenant Space Lease dated as of February 5, 2021 (the “Original Lease”), for that certain premises containing approximately 10,823 square feet of gross leasable area located on the first floor (Suites 100 and 120) of that portion of the Building commonly known as 4040 Campbell Avenue, City of Menlo Park, County of San Mateo, State of California (the “Premises”).
B.
WHEREAS, Landlord and Tenant are also parties to that certain Commencement Date/Acceptance Agreement dated as of August 1, 2021 (the “Commencement Date Agreement”).
C.
WHEREAS, Landlord and Tenant are also parties to that certain First Amendment to Multi-Tenant Space Lease dated as of December 6, 2023 (“First Amendment”). The Original Lease, Commencement Date Agreement and First Amendment are collectively referred to herein as the “Existing Lease”, the term “Lease” means the Existing Lease, as amended by this Second Amendment.

C. WHEREAS, Landlord and Tenant now desire to amend the Existing Lease to provide for, among other things, an extension of the Lease Term as more particularly set forth herein. Any capitalized term used herein in the Second Amendment without definition shall have the same meaning as given to such term in the Original Lease.

AGREEMENT

NOW THEREFORE, in consideration of the foregoing recitals, mutual covenants and agreements set forth herein, Landlord and Tenant do hereby agree as follows:

1.
Incorporation of Recitals. The foregoing recitals are hereby incorporated by reference in this Second Amendment to Lease.
2.
Lease Term. Landlord and Tenant hereby agree that the Lease Term be extended for a period of twenty-six (26) months commencing on November 1, 2026 (“Lease Extension Commencement Date”) and expiring on December 31, 2028 (“Lease Expiration Date”).
3.
Use. Landlord and Tenant hereby agree that the Permitted Use of the Premises during the Lease extension period shall remain as stated in section 1.9 of the Original Lease.
4.
Base Monthly Rent. Landlord and Tenant agree that Base Monthly Rent for the twenty-six (26) month extension period shall be, as follows:

Period Base Monthly Rent Amount

November 1, 2026 through December 31, 2026 -0- abated during this period

January 1, 2027 through October 31, 2027 $44,915.45

November 1, 2027 through October 31, 2028 $46,214.21

November 1, 2028 through December 31, 2028 $47,621.20

5.
Additional Rent. Landlord and Tenant hereby agree that Additional Rent shall be due and payable for all twenty-six (26) months of the extension period.
6.
Operating Expenses. Landlord and Tenant hereby agree that Common Operating Expenses language, as set forth in section 6.4.1 of the Original Lease, shall remain the same during the extension period.
7.
Tenant Improvement Allowance. Landlord and Tenant agree there shall be no Tenant Improvement Allowance provided by Landlord for use by Tenant during the extension period.
8.
Security Deposit. It is agreed that Landlord shall retain the sum of Seventy-Two Thousand Three Hundred Fifty-Eight Dollars and 44/100 ($72,358.44) of the original Security Deposit for the duration of the Lease Term.

9.
Assignment/Subletting. Landlord and Tenant hereby agree that the provisions of section 14 of the Original Lease shall remain unchanged and are herein reinstated.

10.
Parking. Landlord and Tenant hereby agree that Parking, as set forth in the Original Lease, shall remain in place during the extension period.

11.
Consents. Landlord hereby represents and warrants to Tenant that all consents required, if any, from lenders, mortgagees, and ground lessors, and any other holders of liens or encumbrances on, against, or affecting the Leased Premises and/or the real property on which the Leased Premises are located, have been obtained for execution and performance of this Second Amendment. Landlord agrees to indemnify, defend and hold Tenant harmless from and against any liability, claim, loss, cost, damage or expense arising from or based upon Landlord’s failure to obtain all such required consents.

12.
Advice of Counsel. Landlord and Tenant each warrants and represents that it has had ample opportunity to perform independent investigation and to seek and obtain legal representation including, but not limited to, express legal advice with regard to the negotiations which have led to the preparation and signing this Second Amendment. Each party further warrants and represents that it has completed as much independent investigation and obtained as much legal counsel as it determines, in its sole discretion, to be sufficient under the particular circumstances of this Second Amendment or, in the alternative, that it has elected not to do so, notwithstanding the fact that it could have done so. Further, each party warrants and represents that its execution of this Second Amendment is done knowingly and willfully, and without any mistake, fraud, duress or undue influence.

13.
Authority of Parties. Each party warrants and represents that in executing this Second Amendment, it (i) has the full and unrestricted right, power, capacity and authority to enter into, deliver, execute and perform its obligations under this Second Amendment; and

(ii) no further consent or approval is required to permit such party to enter into, execute, deliver and perform its obligations hereunder; and (iii) that this Second Amendment is a valid and binding obligation upon each party, and is enforceable against each party in accordance with the terms hereof; and (iv) the execution, delivery and/or performance of the terms of this Second Amendment will not result in any violation of, be in conflict with, nor constitute a default under any provision of any judgment, decree, order, law or contract to which either party is bound or otherwise accountable.

14.
Further Acts/Cooperation of Parties. Without further consideration, each party shall execute and deliver such other documents, and perform such further acts, as are reasonably requested by any other party or which may be necessary or convenient to effect the terms/purposes of this Second Amendment and act cooperatively and reasonably in all matters related hereto.

15.
Binding Upon Successors and Assigns. This Second Amendment, and each provision hereof, shall be binding upon and inure to the benefit of each party and each party's respective successors, heirs, executors, representatives, beneficiaries and permitted assigns.

16.
Litigation and Attorney's Fees. Cumulative and in addition to any other relief sought and/or obtained, the prevailing party (or its authorized successors or assigns) in any litigation arising out of, or in relation to, the formation, enforcement or interpretation of this Second Amendment shall be entitled to recover from and against the non-prevailing party, all of the prevailing party's reasonably incurred costs and attorney's fees.

17.
Full Force and Effect. Except as supplemented and/or modified by this Second Amendment, to the best of Landlord’s and Tenant’s actual knowledge, the Lease is in full force and effect and neither party is in default of its obligations under the Existing Lease and neither party has claims, offsets, or defenses to the enforcement of the Original Lease as previously amended. All other terms and conditions of the Lease, as amended hereby, shall remain in full force and effect, as so amended.

18.
Entirety. Except as provided in this Second Amendment, the Existing Lease is the entire agreement between the parties and there are no agreements or representations between the parties except as expressed herein. Moreover, no subsequent change or modification of the Lease shall be binding unless in writing and fully executed by Landlord and Tenant. In the event of a conflict between the terms, conditions, and provisions of the Existing Lease and this Second Amendment, the terms, conditions, and provisions of this Second Amendment shall control.
19.
Miscellaneous. Any breach of default under any provision of this Second Amendment shall be a breach of default under the Existing Lease and any breach or default under the Existing Lease shall be a breach of default under this Second Amendment. All capitalized terms not defined herein shall have the meaning set forth in the Existing Lease.

20.
Counterparts. This Second Amendment maybe executed in one or more counterparts, each of which shall be deemed an original, and all of which, taken together, shall constitute one and the same instrument. Furthermore, this Second Amendment may be executed and delivered by the exchange of electronic facsimile or digital transmission (e.g., email attachment in “PDF” format), or copies of counterparts of the signed documents, which counterparts shall be binding on the parties and such execution and delivery shall have the same force and effect as any other delivery of a manually signed original of this Second Amendment.

21.
Effective Date. This Second Amendment shall be effective only when it has been executed in writing by all of the parties hereto, when such Second Amendment has been delivered by Landlord and Tenant to each other and on such date when the last signatory necessary to execute this Second Amendment shall have executed it (the “Effective Date”).

22.
Waiver. No delay or omission by either party in exercising any right or power under the Existing Lease or this Second Amendment shall impair any such right or constitute a waiver thereof, unless such waiver is set forth in a written instrument duly executed by that party. A waiver of any covenant, condition or term set forth in the Existing Lease or this Second Amendment shall not be construed as a waiver of any succeeding breach of the same or other covenant, condition or term.

23.
Time of Essence. Time is of the essence with regard to the time periods set forth in this Second Amendment.

24.
Brokerage Commissions. Tenant warrants that it has not had any dealings with any real estate brokers, leasing agents, salesmen, or incurred any obligations for the payment of real estate brokerage commissions or finder’s fees which would be earned or due and payable by reason of the execution of this Second Amendment other than Cushman & Wakefield. Landlord warrants that it has not had any dealings with any real estate brokers, leasing agents, salesmen, or incurred any obligations for the payment of real estate brokerage commissions or finder’s fees which would be earned or due and payable by reason of the execution of this Second Amendment other than Newman Knight Frank and Deerfield Realty Corp. (the “Brokers”), which Brokers have represented Landlord. Landlord shall be solely responsible for the payment of Brokerage Commission to the above-identified real estate broker for both Landlord and Tenant pursuant to separate agreement. Tenant hereby agrees to and shall indemnify, defend, and hold harmless Landlord from and against any and all claims, liabilities, causes of action, damages, including reasonable attorneys’ fees and costs, arising out of any claims or causes of action that may be asserted against Landlord by any other broker, finder or other real estate agent with whom Tenant has purportedly dealt, in connection with the subject matter of this Second Amendment. Landlord hereby agrees to and shall indemnify, defend and hold harmless Tenant from and against any and all claims, liabilities, causes of action, damages, including reasonable attorneys’ fees and costs, arising out of any claims or causes of action which may be asserted against Tenant by any other broker, finder, or other real estate agent with whom Landlord has purportedly dealt in connection with the subject matter of this Second Amendment.

IN WITNESS WHEREOF, Landlord and Tenant have executed this Second Amendment to Multi-Tenant Space Lease with the intent to be legally bound thereby, to be effective as of the Effective Date.

LANDLORD:

Deerfield Campbell LLC,

a California limited liability company

By: /s/Tito J. Bianchi Tito J. Bianchi, President of

Deerfield Realty Corporation Its: Manager

Dated: January 29 , 2026

TENANT:

Sight Sciences, Inc.,

a Delaware corporation

By:/s/James Rodberg

Name: James Rodberg

Its: Chief Financial Officer

Dated: January 29 , 2026